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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INVERNESS MEDICAL INNOVATIONS, INC.

     Inverness Medical Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the Amended and Restated Certificate of Incorporation of the Corporation dated as of November 19, 2001, as amended, is hereby further amended as follows:

     1. Article IV is hereby amended as follows:

     The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million (100,000,000). All such shares shall be common stock. The par value of each share of common stock shall be $0.001."

     2. The foregoing amendment was duly adopted in accordance with the applicable requirements of Section 242 of the Delaware General Corporation Law.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Amended and Restated Certificate of Incorporation to be signed by Ron Zwanziger, its President & CEO, this __ day of December, 2006, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated therein are true.

                                        INVERNESS MEDICAL INNOVATIONS, INC.


                                        By: /s/ Ron Zwanziger
                                            ------------------------------------
                                            Ron Zwanziger
                                            President & CEO